Exhibit 4.1

Execution Version
FIRST SUPPLEMENTAL INDENTURE
This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of January 20, 2023, is among Cooper-Standard Automotive Inc., an Ohio corporation (the “Issuer”), the guarantors party hereto (the “Guarantors”) and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of November 2, 2016 (the “Indenture”), providing for the issuance of the Issuer’s 5.625% Senior Notes due 2026 (the “Notes”);
WHEREAS, the Issuer has offered to exchange any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Confidential Offering Memorandum and Consent Solicitation Statement, dated December 19, 2022 (as it may be amended and supplemented from time to time, the “Offering Memorandum”);
WHEREAS, pursuant to Section 8.02 of the Indenture, subject to certain exceptions specified therein, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes and the Note Guarantees with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for, the Notes);
WHEREAS, (i) the Issuer and the Guarantors have received the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes to the amendments to the Indenture set forth in Articles 1 and 2 of this First Supplemental Indenture and the release of Parent as a Guarantor as set forth in Article 3 of this First Supplemental Indenture, as certified by an Officer’s Certificate delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture; (ii) the Issuer and the Guarantors have delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture an Officer’s Certificate and Opinion of Counsel as contemplated by Section 8.06, Section 11.04 and Section 11.05 of the Indenture; and (iii) the Issuer and the Guarantors have satisfied all other conditions required under Article Eight of the Indenture to enable the Issuer, the Guarantors and the Trustee to enter into this First Supplemental Indenture; and

WHEREAS, pursuant to Sections 8.02 and 8.06 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture to amend and supplement the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of all holders of the Notes, as follows:

ARTICLE 1

AMENDMENTS TO ARTICLE ONE, DEFINITIONS AND INCORPORATION BY REFERENCE

    SECTION 1.01. For purposes of this First Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

    SECTION 1.02. Any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted pursuant to the amendments to the Indenture as set forth in this First Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this First Supplemental Indenture are hereby deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

    SECTION 1.03. The definition of “Guarantor” in Article One of the Indenture is hereby amended by deleting the word “Parent” in clause (1) and inserting in lieu thereof the phrase “[intentionally omitted].”

    SECTION 1.04. The Indenture and the Notes are hereby amended by replacing clause (10) of Section 1.03 of the Indenture in its entirety with a new clause (10) of Section 1.03, which shall read as follows:

“(10) so long as a Parent Entity of the Issuer does not hold any material assets other than, directly or indirectly, the Equity Interests of the Issuer (as determined in good faith by the Board of Directors or senior management of such Parent Entity), any calculations or measure that is determined with reference to the Issuer’s financial statements (including, without limitation, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Senior Secured Net Leverage Ratio, Total Net Leverage Ratio, Consolidated Fixed Charge Coverage Ratio, Consolidated Fixed Charges, Permitted Receivables Financing, Consolidated Total Assets and the Restricted Payments Basket may be determined with reference to such Parent Entity’s financial statements instead.”

ARTICLE 2

AMENDMENTS TO THE INDENTURE AND THE NOTES

    SECTION 2.01. The Indenture and the Notes are hereby amended by deleting each of the following sections of the Indenture and all references thereto in the Indenture in their entirety and inserting in lieu thereof the phrase “[intentionally omitted]”:

(a)Section 4.03 (Legal Existence);

(b)Section 4.05 (Waiver of Stay, Extension or Usury Laws);

(c)Section 4.06 (Compliance Certificate);

(d)Section 4.07 (Taxes);

(e)Section 4.08 (Repurchase at the Option of Holders upon Change of Control);

(f)Section 4.09 (Limitation on Asset Disposition);

(g)Section 4.10 (Limitation on Restricted Payments);

(h)Section 4.11 (Limitation on Liens);

(i)Section 4.15 (Limitation on Sale and Leaseback Transactions);

(j)Section 4.16 (Reports to Holders);

(k)Section 4.17 (Additional Note Guarantees);

(l)Section 4.18 (Suspension of Covenants); and

(m) Clauses (3), (5), (6) and (8) of Section 6.01 (Events of Default).

SECTION 2.02. The Indenture and the Notes are hereby further amended by replacing clause (7) of Section 6.01 of the Indenture in its entirety with a new clause (7) of Section 6.01, which shall read as follows:

“(7)    (A) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Issuer in an involuntary case or proceeding in which the Issuer is to be adjudicated bankrupt or insolvent, (ii) appoints a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer, or for all or substantially all of the property of the Issuer, or (iii) orders the winding up or liquidation of the Issuer, and in each of clauses (i), (ii) and (iii), such order or decree remains unstayed and in effect for a period of 60 consecutive days; or (B) the Issuer pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case to be adjudicated bankrupt or insolvent or consents to the entry of an order for relief against it in an involuntary case, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or for all or substantially all of its property, (iii) effects any general assignment for the benefit of its creditors or (iv) generally is not paying its debts as they become due; and”

    SECTION 2.03. Any and all additional provisions of the Indenture and the Notes are hereby deemed to be amended to reflect the intentions of the amendments to the Indenture set forth in this First Supplemental Indenture. Effective as of the First Supplemental Indenture Date (as defined below), none of the Issuer, the Guarantors, the Trustee, the Holders or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such deleted or modified Sections or subsections and such deleted or modified Sections or subsections shall not be considered in determining whether an Event of Default has occurred or whether the Issuer or a Guarantor has observed, performed or complied with the provisions of the Indenture or any Note.

ARTICLE 3

RELEASE OF GUARANTOR

    SECTION 3.01. Parent is hereby unconditionally released and discharged from all obligations under the Indenture and its Note Guarantee.

ARTICLE 4

EFFECTIVENESS

SECTION 4.01. Notwithstanding an earlier effectiveness date, the provisions of this First Supplemental Indenture shall not become operative until the Settlement Date (as defined in the Offering Memorandum) (the “First Supplemental Indenture Date”). The Issuer will provide written notice (which may be by e-mail) to the Trustee upon the occurrence of the First Supplemental Indenture Date. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the First Supplemental Indenture Date, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this First Supplemental Indenture and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
ARTICLE 5

MISCELLANEOUS

SECTION 5.01. The amendments to the Indenture set forth in this First Supplemental Indenture shall also apply to the Notes, including, without limitation, provisions of the Notes as set forth in the Exhibits or Appendices to the Indenture.

SECTION 5.02. The terms and conditions of this First Supplemental Indenture shall be deemed to be incorporated in and made a part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read, taken and construed together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this First Supplemental Indenture will control.

SECTION 5.03. All covenants and agreements in this First Supplemental Indenture by the Issuer, the Guarantors or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

SECTION 5.04. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.05. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 5.06. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of similar import in this First Supplemental Indenture shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by such Trustee.

SECTION 5.07. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.08. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

SECTION 5.09. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Issuer:

COOPER-STANDARD AUTOMOTIVE INC.

By:     /s/ Jonathan P. Banas
Name:    Jonathan P. Banas
Title:    Executive Vice President and Chief
Financial Officer

Guarantors:

CS INTERMEDIATE HOLDCO 1 LLC
COOPER-STANDARD FHS LLC
CSA SERVICES INC.
COOPER-STANDARD CANADA HOLDINGS LLC

By:     /s/ Jonathan P. Banas
Name:    Jonathan P. Banas
Title:    President

NISCO HOLDING COMPANY
COOPER-STANDARD AUTOMOTIVE FLUID SYSTEMS MEXICO HOLDINGS LLC

By:    /s/ Jonathan P. Banas
Name:    Jonathan P. Banas
Title:    Vice President

[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee

By:     /s/ James Kowalski
Name:    James Kowalski
Title:    Vice President
[Signature Page to First Supplemental Indenture]